JPMORGAN CHASE & CO.

Filed Pursuant to Rule 433
Registration No.333-146731
Dated: February 18, 2009

Pricing Term Sheet

This term sheet supplements the information set forth under "Description of the Notes" in the Prospectus Supplement, subject to completion, dated February 17, 2009 to the Prospectus dated October 16, 2007.
Issuer:	JPMorgan Chase & Co.
Guarantor:	Federal Deposit Insurance Corporation ("FDIC")
Security:	Floating Rate Guaranteed Notes due 2011
Guarantee:

The Notes are guaranteed under the FDIC's Temporary Liquidity Guarantee Program and are backed by the full faith and credit of the United States. The details of the FDIC guarantee are provided in the FDIC's regulations, 12 CFR Part 370, and the FDIC's website, www.fidfdic.gov/tlgp. The expiration date of the FDIC's guarantee is the earlier of the maturity date of the debt or June 30, 2012.

Expected Issue Ratings: (Moody's/S&P/Fitch)	Aaa/AAA/AAA
Currency:	USD
Size:	$1,000,000,000
Offering Type:	SEC Registered Senior
Maturity:	February 23, 2011
Re-offer Spread to Index:	Three-Month LIBOR plus 8bps
Price to Public:	100% of face amount
Proceeds (Before Expenses) to Issuer:	$997,500,000 (99.750%)
Day Count Convention:	Actual/360
Interest Payment Dates:	February 23, May 23, August 23 and November 23 of each year commencing May 23, 2009
Reset Frequency:	Quarterly
Payment Frequency:	Quarterly
Trade Date:	February 18, 2009
Settlement Date:	February 23, 2009 (T+3)
Denominations	$2,000 x $1,000
CUSIP:	481247AH7 / US481247AH71
Sole Bookrunner:	J.P. Morgan Securities Inc.
Co-Managers:	Guzman & Company Jackson Securities, LLC Muriel Siebert & Co., Inc Toussaint Capital Partners, LLC

JPMorgan Chase & Co. has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the Securities and Exchange Commission, or SEC, relating to the Notes. Before you invest, you should read this term sheet, the registration statement, prospectus, prospectus supplement, and any other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information regarding the FDIC guarantee, JPMorgan Chase & Co., and this offering. You can get the documents that JPMorgan Chase & Co. has filed with the SEC relating to this offering without cost by visiting the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and supplemental prospectus if you request them by calling collect 1-212-834-4533.